Exhibit 10.34
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on November 3, 2020 by and between Veoneer Inc., a Delaware corporation (the “Company”), and Christine Rankin (641014-0187) (the “Executive”), to be effective as of the Effective Date, as defined in Section 1. References herein to the “Company” shall, as applicable, be deemed to include the Company’s affiliates.
BACKGROUND
The Company desires to engage the Executive as the Senior Vice President, Corporate Control and Principal Accounting Officer of the Company from and after the Effective Date, in accordance with the terms of this Agreement. The Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Effective Date The effective date of this Agreement (the “Effective Date”) shall be November 3, 2020, or such other date to which the parties agree.
2.Employment. The Executive is hereby employed on the Effective Date as the Senior Vice President, Corporate Control and Principal Accounting Officer of the Company. In this capacity, the Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to her by the Chief Financial Officer of the Company (the “Chief Financial Officer”). The principal workplace for the Executive shall be Stockholm, Sweden.
3.Employment Period. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company from the Effective Date and thereafter unless and until terminated by the Company or the Executive (the “Employment Period”); provided, however, that (i) the Company must give the Executive written notice of termination of the Executive’s employment not less than six (6) calendar months prior to such date of termination, and (ii) the Executive must give the Company written notice of termination of her employment not less than six (6) calendar months prior to such date of termination; provided, further, however, that in the event of a termination by the Company for Cause pursuant to Section 10(b) hereof, the 6-month notice requirement provided in clause (i) of the foregoing provision shall not apply and the Executive’s termination of employment shall be effective immediately. Notwithstanding the foregoing, the Executive’s employment shall automatically terminate on the earlier occurrence of the end of notice period or the last day of the month preceding the Executive’s 65th birthday (“Retirement”).
4.Extent of Service. During the Employment Period, the Executive shall use her best efforts to promote the interests of the Company and those of any parent, subsidiary and associated company of the Company, and shall devote her full time and attention during normal business hours to the business and affairs of the Company and any parent, subsidiary and associated company. In addition, the Executive shall devote as much time outside normal business hours to the performance of her duties as may in the interests of the Company be reasonably necessary; provided, however, that the Executive shall not receive any remuneration in addition to that set out in Section 5 hereof in respect of her work during such time. During the Employment Period, the Executive shall not, without the consent of the Chief Financial Officer, directly or indirectly, either alone or jointly with or as a director, manager, agent or servant of any other person, firm or company, be engaged, concerned or interested in any business in a manner that would conflict with the Executive’s duties under this Section 4 (including holding any shares, loan, stock or any other ownership interest in any competitor of the Company), provided that nothing in this Section 4 shall preclude the Executive from holding shares, loan, stock or any other ownership interest in an entity other than a competitor of the Company as an investment.
5.Compensation and Benefits.
(a)Base Salary. During the Employment Period, the Executive shall receive a gross salary at the rate of SEK 2,000,000 per year (“Base Salary”), less normal withholdings, payable in equal monthly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time. The Chief Financial Officer shall review the Executive’s Base Salary annually during the Employment Period. Any adjustments to the Executive’s annual base salary shall become the Executive’s Base Salary for purposes of this Agreement.
(b)Bonus. During the Employment Period, the Executive shall be eligible to participate in the Company’s bonus plan for executive officers, if any, pursuant to which she will have an opportunity to receive an annual bonus based upon the achievement of performance goals established from year to year by the Compensation Committee (such bonus earned at the stated “target” level of achievement being referred to herein as the “Target Bonus”). Until otherwise changed, the Executive’s Target Bonus shall be twenty-five percent (25%) of her Base Salary.
(c)Equity Incentive Compensation. During the Employment Period, the Executive shall be eligible for equity grants under the Veoneer, Inc. 2018 Stock Incentive Plan (the “Veoneer Plan”), or any successor plan or plans, having such terms and conditions as awards to other peer executives of the Company. Nothing herein requires the Compensation Committee to grant the Executive equity awards or other long-term incentive awards in any year.
(d)Automobile. The Company shall provide the Executive with a company car or, if consistent with local policies where the Executive is based, a car allowance. If a company car is provided, the Executive and her immediate family may also use the company car for personal purposes and the Company shall bear all petrol, maintenance and repair costs, as well as insurance costs and vehicle tax related to the Company car. If a car allowance is provided, the Company shall also bear all petrol, maintenance and repair cost. but no other costs for the automobile in addition to the allowance. Whether a company car or a car allowance is provided, the Executive shall be liable for the payment of tax on the car allowance or on the taxable benefit resulting from the right to use the company car for personal purposes.
(e)Expenses. The Executive shall be entitled to receive payment or reimbursement for all reasonable traveling, hotel and other expenses incurred by her in the performance of her duties under this Agreement, in accordance with the policies, practices and procedures of the Company as in effect from time to time. The Executive shall provide the Company with receipts, vouchers or other evidence of actual payment of the expenses to be reimbursed, as requested by the Company.
(f)Conditions of Employment. Normal conditions of employment as issued by the Company apply to the receipt of benefits under this Section 5.
6.Vacation. The Executive shall be entitled to yearly vacation amounting to 30 days.
7.Pension and benefits. The Company shall pay pension premiums for defined contribution occupational pension plan according to the applicable collective agreement (ITP 1) that includes certain benefits in the event of her temporary or permanent illness.
8.Business or Trade Information. The Executive shall not during or after the termination of her employment hereunder disclose to any person, firm of company whatsoever or use for her own purpose or for any purposes other than those of the Company any information relating to the Company (including any parent, subsidiary or associated company of the Company) or its business or trade secrets of which she has or shall hereafter become possessed. These restrictions shall cease to apply to any information which may come into the public domain (other than by breach of the provisions hereof). In the event that the Executive does not comply with this Section 8, the Company shall be entitled to damages equal to six (6) times the average monthly Base Salary that the Executive received during the preceding twelve (12) months, if the Executive continues to be employed, or during the last twelve (12) months prior to her Date of Termination, if the Executive’s employment has terminated; provided, however, that nothing in this Section 8 shall preclude the Company from pursuing arbitration in accordance with Section 15 herein and seeking additional damages from the Executive in the event that the Company is able to demonstrate to the arbitrators that the value of the damages incurred by the Company due to the Executive’s violation of this Section 8 exceed the aggregate value of the damages paid by the Executive to the Company pursuant to the foregoing provision.
9.Company Property. The Executive shall upon the termination of her employment hereunder for whatever reason immediately deliver to the Company all designs, specifications, correspondence and other documents, papers, the car provided hereunder and all other property belonging to the Company or any of its affiliated companies or which may have been prepared by her or have come into her possession in the course of her employment.
10.Termination of Employment.

(a)Death; Retirement. The Executive’s employment shall terminate automatically upon her death or Retirement.
(b)Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or for an Objective Ground for Termination under the Employment Protection Act. “Cause” for termination by the Company of the Executive’s employment shall mean (i) willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Chief Financial Officer of the Company, which demand specifically identifies the manner in which the Chief Financial Officer believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Chief Financial Officer and the Executive Vice President of Human Resources of the Company establish to the Chief Executive Officer by clear and convincing evidence that Cause exists, subject to Section 10(f) hereof.
(c)Termination by the Executive. The Executive may terminate her employment during the Employment Period upon giving the notice required by Section 3 hereof.
(d)Notice of Termination. Any termination by the Company or the Executive of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto.
(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated other than by reason of death or Retirement, the end of the notice period specified in Section 3 hereof (if applicable), or (ii) if the Executive’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive, or (iii) if the Executive’s employment is terminated by reason of Retirement, the Date of Termination shall be the date of Retirement.
(f) Dispute Concerning Termination. Any disputes regarding the termination of the Executive’s employment shall be settled in accordance with Section 15 hereof (including, without limitation, the provisions regarding costs and expenses related to arbitration). If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 10(f)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of the arbitrators (which is not appealable or with respect to which the time for appeal there from has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.
(g)     Compensation During Dispute. If the Date of Termination is extended in accordance with Section 10(f) hereof, the Company shall continue to provide the Executive with the compensation and benefits specified in Section 5 hereof until the Date of Termination, as determined in accordance with Section 10(f) hereof.
11.Obligations of the Company Upon Termination of Employment.
(a)Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive or the Executive’s legal representatives under this Agreement, other than such death benefits she or they would otherwise be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company or its affiliated companies.
(b)Retirement. If the Executive’s employment is terminated in connection with her Retirement during the Employment Period, this Agreement shall terminate without further obligations to the Executive.
(c)Cause; Objective Ground for Termination; Voluntary Resignation. If the Executive’s employment is terminated by the Company for Cause or for an Objective Ground for Termination under the Employment Protection Act during the Employment Period, or the Executive voluntarily resigns her employment, this Agreement shall terminate without further obligations to the Executive.
12.Non-Duplication of Benefits. Notwithstanding anything to contrary in this Agreement, the aggregate of any amounts payable to the Executive by the Company pursuant to Section 5 (including any compensation and benefits paid pursuant to such section during any applicable termination notice period pursuant to Section 3), Section 10(g) or Section 11 herein shall be offset and reduced to the extent necessary by any other compensation or benefits of the same or similar type, including those payable under local laws of any relevant jurisdiction, so that such other compensation or benefits, if any, do not augment the aggregate of any amounts payable to the Executive by the Company pursuant to Section 5 (including any compensation and benefits paid pursuant to such section during any applicable termination notice period pursuant to Section 3), Section 10(g) or Section 11 herein. It is intended that this Agreement not duplicate compensation or benefits the Executive is entitled to under country “redundancy” laws, the Company’s severance policy, if any, any related or similar policies, or any other contracts, agreements or arrangements between the Executive and the Company.
13.Inventions.
(a)The general nature of any discovery, invention, secret process or improvement made or discovered by the Executive during the period of the Executive’s employment by the Company (hereinafter called “the Executive’s Inventions”) shall be notified by the Executive to the Company forthwith upon it being made or discovered.

(b)The entitlement as between the Company and the Executive to the Executive’s Inventions shall be determined in accordance with the current Act (1949:345) on the Right to Inventions made by Employees and the Executive acknowledges that because of the nature of her duties and the particular responsibilities arising therefrom she has a special obligation to further the interests of the Company’s undertaking.
(c)Where the Executive’s Inventions are to be assigned to the Company, the Executive shall make a full disclosure of the same to the Company and if and whenever required to do so shall at the expense of the Company apply, singly or jointly with the Company or other persons as required by the Company, for letters patent or other equivalent protection in Sweden and in any other part of the world of the Executive’s Inventions.
14.Entire Agreement. This Agreement supersedes any other previous agreements and arrangements whether written, oral or implied between the Company and the Executive relating to the employment of the Executive, without prejudice to any rights accrued to the Company or the Executive prior to the commencement of her employment under this Agreement.
15.Disputes. Disputes regarding this Agreement (including, without limitation, disputes regarding the existence of Cause) shall be settled by arbitration in accordance with the Swedish Arbitration Act. The arbitration shall take place in Stockholm and, unless otherwise agreed to by both parties, there shall be three (3) arbitrators. The provisions on voting and cumulation of parties and claims in the Swedish Procedural Code shall be applied in the arbitration. All costs and expenses for the arbitration, whether initiated by the Company or by the Executive, including the Executive’s costs for solicitor, shall be borne by the Company, unless the arbitrators determine the Executive’s claim(s) to be frivolous and in bad faith, in which case the arbitrators may allocate costs as they deem fit. Any payments due to the Executive pursuant to the preceding sentence shall be made within fifteen (15) business days after delivery of the Executive’s written request for payment accompanied with such evidence of costs and expenses incurred as the Company reasonably may require.
16.Governing Law. This Agreement shall be governed by and construed in accordance with Swedish law and, where applicable, the laws of any applicable local jurisdictions.
17.Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an .
18.Notices. All notices and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:     Christine Rankin

If to the Company:    Veoneer Inc.
                WTC, Klarabergsviadukten 70,
            111 64 Stockholm, Sweden

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
19.U.S. Tax Code Section 409A. This Section 19 shall apply only in the event that the Executive is or becomes a taxpayer under the laws of the United States at any time during the Employment Period.
(a)General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.
(b)Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or the Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event” or “separation from service,” as the case may be, or such later date as may be required by subsection (c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.
(c)Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt

Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which she is a “specified employee” (as defined in Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within thirty (30) days after the Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
(d)Treatment of Installment Payments. Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A2(b)(2), for purposes of Section 409A of the Code.
(e)Timing of Reimbursements and In-kind Benefits. If the Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement and if such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses payable or reimbursable in any one calendar year shall not affect the amount payable or reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The right to any reimbursement for expenses incurred or provision of in-kind benefits is limited to the lifetime of the Executive, or such shorter period of time as is provided with respect to each particular right to reimbursement in-kind benefits pursuant to the preceding provisions of this Agreement. No right of the Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

IN WITNESS whereof this Agreement has been executed the day and year first above written.
/s/ Christine Rankin
Christine Rankin

Veoneer, Inc.

/s/ Jan Carlson
Jan Carlson
Chairman and CEO, Veoneer, Inc.

Veoneer, Inc.

/s/ Mikael Landberg
Mikael Landberg
Executive Vice President Human Resources